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                                                                    EXHIBIT 4.10

                                FIRST AMENDMENT

                                      to

                        RECEIVABLES PURCHASE AGREEMENT

     This First Amendment (this "Amendment") is dated as of December 13, 1994, among Spiegel Credit Corporation III, a Delaware corporation (the "Buyer"), First Consumers National Bank, a national banking association ("FCNB") and Spiegel Acceptance Corporation, a Delaware corporation ("SAC"; FCNB and SAC are collectively referred to herein as the "Sellers").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, Buyer and Sellers have entered into a Receivables Purchase Agreement dated as of September 20, 1994 (the "Receivables Purchase Agreement"); and

     WHEREAS, Buyer and Sellers wish to amend the Receivables Purchase Agreement as more fully set forth in this Amendment;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

     1.   Amendment.     Upon execution of this Amendment, Section 5.1(b) of the
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Receivables Purchase Agreement shall be amended to read as follows:

          (b)   Finance Charges and Other Fees.  Except (i) as is consistent
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     with the provisions of the Servicing Agreement and all Supplements thereto,
     (ii) as otherwise required by any Requirement of Law or (iii) as is deemed by FCNB to be advisable for its charge account programs based on a good faith assessment by FCNB of the various factors relating to its business, FCNB shall not reduce at any time (x) the Finance Charges assessed in respect of any Accounts, or (y) any other fees charged on any of the Accounts if, as a result of such reduction, FCNB's reasonable expectation of the Portfolio Yield as of such date, after giving effect to such reduction, would be less than the current weighted average Base Rates for all outstanding Series. Further, except (i) as is consistent with the provisions of the Servicing Agreement and all Supplements thereto, or (ii) as otherwise required by any Requirement of Law, FCNB shall not reduce the annual percentage rate applicable to the Accounts if, as a result of such reduction, FCNB's reasonable expectation is that the Portfolio Yield would be less than the highest Certificate Rate with respect to any Series then issued and outstanding.

     2.   Counterparts.  This Amendment may be executed in counterparts and by
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different parties hereto in separate counterparts each of which, when so executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and same instrument.
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     3.   Ratification.  The Receivables Purchase Agreement, as amended by this
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Amendment, is and shall continue to be in full force and effect and is hereby in all respects confirmed, approved and ratified.

     4.   Governing Law.  This Amendment and the rights and obligations of the
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parties hereunder shall be construed in accordance with and governed by the laws of the State of Illinois (without giving effect to its choice of law principles).

     5.   Reference to Agreement.  From and after the execution of this
          ----------------------
Amendment, each reference in the Receivables Purchase Agreement to "this Agreement", "hereof", "hereunder" or words of like import, and all references to the Receivables Purchase Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Receivables Purchase Agreement as modified and amended by this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first above written.

                                   SPIEGEL CREDIT CORPORATION III


                                   By:  /s/ John R. Steele
                                        --------------------------------
                                        Title:  Treasurer

                                   FIRST CONSUMERS NATIONAL BANK


                                   By:  /s/ John R. Steele
                                        --------------------------------
                                        Title: Treasurer

                                   SPIEGEL ACCEPTANCE CORPORATION


                                   By:  /s/ John R. Steele
                                        --------------------------------
                                        Title: Treasurer

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